Exhibit A

TRANSACTIONS DURING PAST 60 DAYS

The Reporting Persons engaged in the following transactions in shares of Common Stock of the Issuer during the past 60 days:

Date of Transaction	Transaction Type (Purchase or Sale)	Shares	Price
1/2/2018	Sale	10,000	$7.10
1/2/2018	Sale	5,000	$7.13
1/2/2018	Sale	5,000	$6.95
1/2/2018	Sale	20,000	$7.06
1/2/2018	Sale	4,950	$7.08
1/2/2018	Sale	4,250	$6.92
1/2/2018	Sale	800	$7.03
2/1/2018	Sale	20,000	$4.05
2/1/2018	Sale	5,000	$3.9109
2/1/2018	Sale	10,000	$3.80
2/1/2018	Sale	10,000	$3.85
2/1/2018	Sale	5,000	$3.93